Exhibit 10.10
WORKERS’ COMPENSATION REINSURANCE
ASSOCIATION
REINSURANCE AGREEMENT
Effective January 1, 2007

Workers’ Compensation Reinsurance Association Reinsurance Agreement

NATURE AND SCOPE OF AGREEMENT
A. The Purpose	1
B. Parties	1
C. Definitions	1
D. Agreement Incorporates by Reference the Plan and the Operating Rules	1

PART ONE: Reinsurance Agreements	1
A. Liability of Association	1
B. Member’s Duties	1

PART TWO: Retention Limits	2

PART THREE: Reinsurance Provided by Association Exclusive	2

PART FOUR: Coverage	2
A. General Scope	2
B. Per Occurrence Basis	2
C. Claims Expenses	2
D. Assessments	3
E. Effective Date	3

PART FIVE: Premiums	3
A. Annual Premium	3
B. Billing of Premium	3
C. Offset	4
D. Annual Adjustment of Premium	4
E. Interim Adjustment of Premium	4
F. Surplus Distributions and Deficiency Assessments	4
G. Premiums for Unfunded Coverage	4
H. Premium Audits	4

PART SIX: Reimbursement Procedure for Indemnification of Ultimate Losses in Excess of a Member’s Retention Limit	5

PART SEVEN: Management of Claims and Losses	5
A. Claims	5
B. Claims Audits	6
C. Reporting Requirements	6
D. Legal Proceedings	7

PART EIGHT: Subrogation, Salvage, and Third Party Recoveries	7

PART NINE: Recoveries Under The Terrorism Risk Insurance Extension Act of 2005	7

PART TEN: Resolution of Disputes	8

PART ELEVEN: Insolvency	8

PART TWELVE: Termination	9

Effective January 1, 2007

NATURE AND SCOPE OF AGREEMENT
A.	The Purpose
The purpose of this Reinsurance Agreement (the “Agreement”) is to set forth the basic conditions of the reinsuring agreement between the Workers’ Compensation Reinsurance Association (“Association”) and the Member. This Agreement is authorized by the Association’s Enabling Act (Minnesota Statutes §§ 79.34-79.40); (the “Enabling Act”); its Plan of Operation (the “Plan”); and its Operating Rules.

Ref: Plan, Article VI.L.
B.	Parties
This Agreement is solely between the Member and the Association. All affiliated insurers or self-insurers within a holding company system shall be considered a single entity for purposes of the exercise of all rights and duties of membership in the Association. Nothing in this Agreement shall establish any rights in favor of any third party. Nothing in this Agreement shall create any liability or responsibility on the part of the Association for actions of the Member or other members. Nothing in this Agreement shall limit the Member’s liability to employers, employees and others under Minn. Stat. Chs. 79 and 176 and other Minnesota law.

Ref: Minn. Stat. § 79.34. subd. 1. Plan, Article VI.E.l., and VI.N.
C.	Definitions To the extent defined in the Plan or in Operating Rules, the words used in this Agreement shall have the meanings given them by the Plan and the Operating Rules.

Ref: Plan, Article I.
D.	Agreement Incorporates by Reference the Plan and the Operating Rules
This Agreement incorporates by reference the Plan and the Operating Rules as they may from time to time be amended. The provisions of the Enabling Act, Plan, and Operating Rules shall be controlling over any conflicting provisions of this Agreement.

Ref: Plan, Article IX.E.
PART ONE:
Reinsurance Agreements
A.	Liability of Association
The Association shall reinsure the Member’s Minnesota workers’ compensation liability and shall indemnify the Member for 100 percent of the amount of statutory ultimate loss arising out of each occurrence compensable under Minn. Stat. Ch. 176 to the extent that the ultimate loss exceeds the Member’s retention limit in effect at the time of the loss occurrence and subject to the terms and conditions of the Enabling Act, the Plan, and the Operating Rules.

Ref: Minn. Stat. § 79.34, subd. 2. Plan, Article VIA.
B.	Member’s Duties
The Member shall comply with all requirements of the Enabling Act, Plan, and Operating Rules. These requirements include, but are not limited to, the following: The Member shall reinsure its Minnesota workers’ compensation liability with the Association, pay all benefits for losses reinsured by the Association that are covered by the terms and conditions of the original policies issued to the Member’s insureds, belong to the Association, accept indemnification from the Association, report to the Association claims for benefits that may involve liability to the Association, and take all actions necessary to limit the liabilities of the Association. Any member choosing to hire a third -party administrator (TPA) to administer any portion of its WCRA member duties is required to notify

Effective January 1, 2007

the WCRA and complete a WCRA TPA Member Authorization Agreement.

Ref: Minn. Stat. § 79.34, subds. 1 and 2. Plan, Article III. and Article VI.A.and B.
PART TWO:
Retention Levels
The Member shall select the low, high or super retention level for each calendar year. Each retention level has a corresponding retention dollar limit, which increases over time as the Statewide Average Weekly Wage increases. The retention levels may be changed annually on January 1. The Member shall notify the Association by certified mail or fax of any change of its retention level selection by December 1 of the year preceding the coverage year. All affiliated insurers within a holding company system shall select the same retention level. If the Association is not notified of the Member’s change of retention level for the next coverage year by December 1, the Member shall be deemed to have chosen for the next coverage year the same retention level (low, high, or super retention level) which was in effect on December 1.
Ref:  Minn. Stat. § 79.34, subds. 1 and 2.
         Plan, Article VI.A.
PART THREE:
Reinsurance Provided by Association Exclusive
A Member selecting the high or super retention level shall not purchase reinsurance for losses below its retention limit except in certain circumstances specified by statute. A Member selecting the low retention level may purchase reinsurance from other organizations to provide indemnification for losses below its retention limit. A Member shall not issue large deductible policies in Minnesota for deductible amounts in excess of its selected retention limit.
Ref:  Minn. Stat. § 79.34, subd. 2.
         Minn. Dept. of Commerce, Bulletin 95-7
PART FOUR:
Coverage
A.	General Scope
The reinsurance provided by the Association shall cover only benefits under Minn. Stat. Ch. 176 which are paid by the Member, provided that for losses incurred on or after January 1, 1984, the reinsurance provided shall cover benefits paid by the Member under the workers’ compensation law of another state when the injured worker is eligible for benefits under Minn. Stat. § 176.041, subds. 2 or 3, but elects to receive benefits under the workers’ compensation statute of such other state, as provided in Minn. Stat. § 79.34 subd. 7. Any amounts paid by a Member pursuant to Minn. Stat. §§ 176.183; 176.221, subd. 1; 176.225; and 176.82 shall not be included in ultimate loss and shall not be indemnified by the Association. Employers’ liability coverage is not provided by the Association. The Association does not cover claims under the Federal Employers’ Liability Act, the Jones Act, the Longshoremen’s and Harbor Workers’ Compensation Act, or any other federal law.

Ref: Minn. Stat. § 79.34, subds. 2 and 7. Minn. Stat. § 176.041, subds. 2 and 3. Plan,Article VI.
B.	Per Occurrence Basis
Coverage shall be provided on a per occurrence basis, as determined by the Association, except as otherwise provided by statute, including, in the case of occupational disease, where coverage is provided on a per person per occurrence basis.

Ref: Minn. Stat. § 79.34, subd. 2. Plan, Article I.R. and Article VI.
C.	Claims Expenses Claims expenses, assessments, damages and penalties shall not be indemnified by the Association. Claims expenses include

Effective January 1, 2007

investigation and legal expenses, court costs, interest and penalties. Expenses subject to indemnification include expenditures incurred in the preparation and development of a rehabilitation plan submitted to the Department of Labor and Industry and in the provision of rehabilitation services rendered in accordance with such a rehabilitation plan.

Ref: Minn. Stat. § 79.34, subd. 2. Plan, Article I.G. Operating Rule for Clarification of the Definition of Claims Expenses
D.	Assessments Assessments, including Special Compensation Fund assessments under Minn. Stat. §§ 176.129 and 176.131, shall not be reimbursed by the Association.

Ref: Minn. Stat. §§ 176.129 and 79.34,subd. 2. Plan, Article VI.K.
E.	Effective Date
Coverage shall be effective as of 12:01 A.M. on the date that the Member’s authority to either insure or self-insure workers’ compensation liabilities is approved by the Minnesota Department of Commerce. In no case shall the Association be liable for benefits for occurrences taking place prior to October 1, 1979. The Association shall have no liability for death benefits where an injury prior to October 1, 1979, causes or contributes to death on or after October 1, 1979. Effective January 1, 1984, certain benefits paid pursuant to the workers’ compensation laws of other states will be covered, as provided in Part Four A. of this Agreement.

Ref: Minn. Stat. § 79.34, subds. 1, 2 and 7.
PART FIVE:
Premiums
A.	Annual Premium
The Member shall pay an annual premium, together with any premium surcharges, for the reinsurance coverage provided by the Association at the rate determined by the Board of Directors of the Association (“Board of Directors”) and approved by the Minnesota Commissioner of Labor and Industry (“Commissioner”). Estimated premium shall be calculated in accordance with procedures established in the Operating Rule for Determination of Exposure Base. The estimated exposure base for a Member may be revised after six months of the coverage year if the member verifies that its current annualized six month exposure base is at least fifteen percent higher or lower than its estimated exposure base. When the actual exposure base figures for the billing year become available, the actual premium shall be calculated. A premium adjustment shall be made as provided in Part Five D. of this Agreement.

Ref: Minn. Stat. § 79.35(d). Plan, Article VI.D. Operating Rule for Determination of Exposure Base
B.	Billing of Premium
The estimated premium shall be billed on an annual or quarterly basis, and shall be payable within 30 days of the date of mailing of the premium notice, with late payments subject to interest charges established by the Board of Directors.

Ref: Plan, Article VI.D.3.

Effective January 1, 2007

C.	Offset
The Association may offset indemnification payable to the Member against premium payable by the Member. Premiums payable shall not be offset by the Member against indemnification claimed by the Member.

Ref: Plan, Article VI.D.3.c.

D.	Annual Adjustment of Premium
The Association shall annually provide to the Member a statement indicating adjustments for previous years’ premium. Amounts due the Association as a result of the adjustment shall be paid by the Member within 30 days of the date of mailing of the adjusted premium notice, with late payments subject to interest charges established by the Board of Directors. Amounts due the Member shall be credited to the Member’s premium account with the Association, and any credit premium balance shall be refunded to the Member within 30 days, provided, however, that the Member has no additional premiums due and unpaid in the year the refund is to be made. If the Member has additional premiums due and unpaid in the year the refund is to be made, the Association may apply any credit premium balance against the due and unpaid premium.

Ref: Plan, Article VI.D.2.b. Operating Rule for Determination of Exposure Base Operating Rule for Annual and Audit Premium Adjustment Refunds

E.	Interim Adjustment of Premium
A Member who ceases doing business in Minnesota or a self-insurer Member who ceases to be an approved self-insurer may request an interim adjustment of estimated annual premium.

Ref: Operating Rule for Interim Adjustment of Estimated Annual Premium

F.	Surplus Distributions and Deficiency Assessments
The Board of Directors may declare a distribution of surplus or assessment of deficiencies in the form of member excess or deficient premiums or policyholder excess surplus or deficiencies. Such distributions or assessments may result from statutory changes, changes in the exposure base, or excess or deficient funds. Distributions of surplus and deficiency assessments shall be made as required by the Board of Directors in accordance with the Enabling Act, Plan and applicable Operating Rules as they have been interpreted by the courts.

Ref: Minn. Stat. § 79.34, subd. 2a and §79.361. Plan, Article VI.D.l.d. and VI.O.

G.	Premiums for Unfunded Coverage
In the event that benefits paid or expected to be paid on any claims in a calendar year exceed the prefunded limit in effect at the time the loss was incurred, the Association shall calculate and charge to all Members an additional premium for that year sufficient to cover the payments in excess of the prefunded limit. The premium shall be charged and collected in the same manner as the annual premium.

Ref: Minn. Stat. § 79.35(d). Operating Rule for Calculation and Charging of Premium for Unfunded Layers

H.	Premium Audits
The Association may inspect and audit any Member’s records to determine the accuracy of the premium calculation. The Member shall timely provide all information requested and shall in all respects cooperate fully in providing information during the course of an audit.

Ref: Plan, Article VI.D.4.

Effective January 1, 2007

PART SIX:
Reimbursement Procedure for Indemnification of Ultimate Losses in Excess of a Member’s Retention Limit
Requests for reimbursement shall be submitted in a form approved by the Association. The first request shall be submitted within six months after the Member’s payments on a loss exceed the Member’s Retention Limit. Thereafter the Member, if entitled to indemnification by the Association, may file a reimbursement request form semiannually until the claim is closed. The request shall be submitted to the Association in accordance with the provisions of the Operating Rule for Reimbursement Procedures. The Member and the Association may, in the alternative, agree upon a semiannual reimbursement cycle, whereby all of the Member’s reimbursement requests, regardless of loss occurrence date, are filed on the same cycle. If a claim settles on a full, final and complete basis, or the claim file is closed, a reimbursement request may be filed at any time. If payments for which reimbursement is due exceed $30,000 in the three months following a regularly scheduled reimbursement date, a reimbursement request may be filed in the following month. The reimbursement request shall itemize all payments of benefits since submission of the last reimbursement request.
Proper and complete reimbursement requests for indemnification of Ultimate Losses in excess of a Member’s Retention Limit shall be promptly paid by the Association.
Ref:  Plan, Article VI.A.
         Operating Rule for Reimbursement Procedures
PART SEVEN:
Management of Claims and Losses
A.	Claims
The Member shall have the primary responsibility for the investigation, management, and defense of all claims. The Member may settle and compromise disputed claims that are within the terms and conditions of the original policies issued by the Member and are consistent with the claims procedures established by the Association.
Members are required to notify the WCRA prior to entering into claim settlements that may involve present or future WCRA reimbursements. If a settlement involving WCRA funds is executed without advance notification to the WCRA, and the WCRA has no material or substantial disagreement with the terms of the settlement, the WCRA shall reimburse the Member for the settlement amount. If the WCRA disagrees with the terms of a settlement entered into by a Member, either because of errors in applying the provisions of Minn. Stat. Ch. 176 in calculating the settlement amount or because it believes the settlement is clearly excessive and materially affects the WCRA’s interests, the WCRA shall reimburse any undisputed settlement amounts and the Member may request a review of the denial of reimbursement as provided in Article VI.G.4. of the Plan.
If the Association, in its sole discretion, determines that the claims procedures or practices of a Member are inadequate to properly limit the liabilities of the Association, or may, in any way, jeopardize the interests of the Association, the Association may withhold reimbursements from the Member until it determines that the deficiencies in the claims procedures and practices have been resolved, or the Association may, with the approval of the Board of Directors and at the Member’s expense, undertake directly or contract with another person, including another Member, to adjust or assist in the adjustment of a Claim or Claims which create a potential liability to the Association. Except as provided by Minn. Stat. § 79.35(g), the Association may charge the costs and expenses of these activities, including legal expenses, to the Member. The Member shall cooperate fully with the Association in

Effective January 1, 2007

such claims management. If the Board of Directors determines that the claims procedures or practices of a Member are inadequate to properly service the liabilities of the Association, or may, in any way, jeopardize the interests of the Association, the Association may also recommend to the Commissioner and the Commissioner of Commerce that an Insurer Member’s license to transact workers’ compensation insurance, or a Self-insurer Member’s authorization to self-insure workers’ compensation liability, pursuant to Minn. Stat. § 176.181, be revoked.
Ref:  Minn. Stat. § 79.35(g).
         Plan, Article VI.F.
         Operating Rule for the Adjustment of Claims
B.	Claims Audits
The Association may inspect and audit the Member’s records relating to all claims or related matters. The Member shall timely provide all information requested and shall in all respects cooperate fully in providing information during the course of an audit.

Ref: Minn. Stat. § 79.35(g). Plan, Article VI.F.3.
C.	Reporting Requirements Members shall promptly notify the Association of any claim meeting any of the following reporting criteria.
1.	Catastrophic Injury Criteria
When a claimant has suffered a catastrophic injury as described in the following list, the Member shall notify the Association of the injury within 15 business days of notification of the injury to the Member.
a)	Central Nervous System Injury
1)	Spinal cord injury resulting in paraplegia or quadriplegia.

2)	Brain damage affecting cognition and/or such conditions as permanent disorientation, behavior disorder, personality change, seizure disorder, sensorimotor deficits, aphasia, or coma.
b)	Fatality, except for a no dependent exposure.

c)	Third-degree burns covering 10 percent of the body, or second-degree burns covering 30 percent of the body, or if significant medical costs can be anticipated.

d)	Amputations of a significant portion of one extremity or multiple amputations.
2.	Serious Injury Criteria

When a claimant has suffered a serious injury as described in the following list, the Member shall promptly notify the Association.
a)	Impairment of total vision by 50 percent or more.

b)	Peripheral nerve damage causing major muscle dysfunction or paralysis in an upper or lower extremity.

c)	Serious internal injuries resulting from blunt, penetrating, or crushing injuries to the chest or abdomen.

d)	Multiple fractures, or significant degloving injuries, involving more than one arm, hand, or leg, malunion, or significant shortening of the limbs.

e)	Fracture of both heel bones (bilateral os calcis).

f)	Occupational disease allegedly caused by working conditions or other job-related factors, including asbestosis, or chronic pulmonary disease, or other occupational disease which results in disability expected to last two years or more.
3.	Claim Cost Criteria When a Member estimates that the total

Effective January 1, 2007

incurred cost (payments and reserves for future payments) of a claim exceeds 50 percent of the retention limit which was in effect during the year when the loss was incurred, the Member shall promptly notify the Association.

Ref: Plan, Article VIB.1. Operating Rule for Claim Reporting Procedure
D.	Legal Proceedings
The Association may intervene in legal proceedings under Minnesota Statutes Chapters 79 and 176 and in any other legal proceedings where the result of the proceeding is considered likely to affect the interests of the Association. The Association shall notify the affected Member prior to intervening.

Ref: Minn. Stat. § 79.36(f). Plan, Article VI.I. Operating Rule for Intervention in Legal Proceedings
PART EIGHT:
Subrogation, Salvage, and Third Party Recoveries
The Member shall, to the extent permitted by law, prosecute or intervene in any and all claims against third parties arising out of any covered loss occurrence and all recoveries therefrom shall be applied to reduce the loss which the Association is required to reimburse to the Member; provided, however, that a Member may waive its subrogation rights in writing in advance of any loss occurrence.
If the Member fails or neglects to enforce any such claims, the Association may reduce the Member’s reimbursement for such claim by the amount the Member would have recovered from such third parties. In the alternative, the Association may, in its sole discretion, enforce the Member’s rights of subrogation against such third parties. The net proceeds recovered, if any, shall be distributed first to the Association to the extent of amounts paid or payable in the future by the Association for the claim. Any excess recovered by the Association shall be paid to the Member or other person entitled to the proceeds, as determined by the Board of Directors.
If the Member waives its subrogation rights after a claim has occurred without first obtaining the agreement of the Association, and the Association determines that it was not in its best interests to waive subrogation, the Association may refuse to indemnify the Member for that claim to the extent of amounts which the Association determines would have been recoverable through subrogation. The Association may withhold reimbursements to the Member for other claims to recover reimbursements already made on the claim where subrogation was waived.
Ref:  Minn. Stat. § 79.36(f) and (g).
         Plan, Article VI.E.3. and VI.H.
         Operating Rule for the Adjustment of Claims
         Operating Rule for Approval of Waivers of Subrogation
PART NINE:
Recoveries Under The Terrorism Risk Insurance Extension Act of 2005
The Association has been determined by the Department of the Treasury to be a separate insurer under the Terrorism Risk Insurance Act of 2002 as amended and extended by the Terrorism Risk Insurance Extension Act of 2005 (TRIEA). As such, the Association is eligible to directly submit claims in accordance with the provisions of the TRIEA for liabilities it incurs from its members as the result of “acts of terrorism” certified by the Secretary of the Treasury as provided in the TRIEA.
Any loss reimbursement that a Member receives from the United States Government under TRIEA as a result of a loss occurrence during the term of this Agreement shall inure to the benefit

Effective January 1, 2007

of the Association in the proportion that the Member’s insured losses, as defined in the TRIEA, in that loss occurrence for coverage provided under this Agreement bear to the Member’s total insured losses, as defined in the TRIEA, in that loss occurrence.
If a loss reimbursement received by the Member under the TRIEA is based on the Member’s losses in more than one loss occurrence, and the United States Government does not designate the amount allocable to each loss occurrence, the reimbursement shall be prorated between occurrences in the proportion that the Member’s insured losses for coverage provided under this Agreement in each loss occurrence bears to the Member’s total insured losses arising out of all loss occurrences to which the recovery applies.
PART TEN:
Resolution of Disputes
Any Member or other interested party aggrieved by any action or decision of the Board of Directors or the Association, or any agent of the Association, may file a written complaint with the Association concerning such action or decision within 30 days after the action was taken or the decision rendered. The complaint will be resolved by the Member Appeals Committee in accordance with the procedures it follows for the resolution of such disputes. Any Member aggrieved by a determination by the Member Appeals Committee may appeal such determination to the Commissioner within 30 days.
Any dispute between a Member (or Former Member or successor in interest of a Member) and the Association with respect to Article VI. of the Plan or any provisions in the Reinsurance Agreement or Operating Rules adopted by the Board of Directors relating to coverage, claim, or premium issues, as determined by the Association, shall be resolved by arbitration in accordance with the Commercial Arbitration Operating Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the parties and the dispute. A single neutral arbitrator shall be agreed upon by the Member and the Association. If the parties are unable to agree upon a single neutral arbitrator, three arbitrators shall be chosen, one by each party and the third by the two arbitrators so chosen. If either or both parties refuse or neglect to appoint an arbitrator or arbitrators within 30 days after receipt of written notice from the other party requesting the party to do so, the Commissioner may choose the arbitrator or arbitrators which the party or parties refuse or neglect to choose, and the two arbitrators so chosen shall choose the third. If the two arbitrators fail to select the third arbitrator within 30 days after the second of the first two arbitrators is chosen, the Commissioner shall choose the third arbitrator. Each party shall submit its case to the arbitrator or arbitrators within 30 days of the appointment of the arbitrator. The decision of the arbitrator or a majority of the arbitrators shall be a final determination, binding upon both the Member and the Association. The expense of the arbitrator or arbitrators and the arbitration shall be divided as follows: the prevailing party shall pay 25 percent and the remainder shall be paid by the other party. In the event that no one party clearly prevails, the arbitrator or arbitrators shall specify the percentage of expenses to be contributed by the parties. Any such arbitration shall take place in Minneapolis or Saint Paul, Minnesota, unless some other location is mutually agreed upon by the Member and the Association.
Ref:  Minn. Stat. § 79.36(h).
         Plan, Article VIII.
PART ELEVEN:
Insolvency
If the Member becomes insolvent, indemnification for losses payable by the Association shall be payable by the Association directly to the Member or its liquidator, receiver, or statutory successor or, if applicable, in accordance with Minn. Stat. § 176.185, subd. 8a.
If the Member or any other member becomes insolvent, any liability of the insolvent member

Effective January 1, 2007

to the Association shall be apportioned among the remaining members on the same basis as reinsurance premiums are charged. The Association shall have, on behalf of all of the remaining members, all rights allowed by law against the estate or funds of the insolvent member for sums due the Association, and any amounts received by the Association as a result thereof shall be credited to the members on the same basis as reinsurance premiums are charged.
Ref:  Minn. Stat. § 79.34, subd. 4.
         Minn. Stat. § 176.185, subd. 8a.
         Plan, Article III. A.2.
PART TWELVE:
Termination
The Commissioner or Commissioner of Commerce may, upon notice to a Member, take any appropriate action against a Member pursuant to procedures available to the Commissioner or Commissioner of Commerce, including revocation of the license of an Insurer to transact workers’ compensation insurance or revocation of authorization of a Self-insurer to self-insure workers’ compensation liability as authorized by law, for failure to pay Premiums to the Association when due, failure to comply with the Plan, Reinsurance Agreement, or Operating Rules, or failure to comply with Minnesota law. In the event that a political subdivision or group of political subdivisions that self-insure workers’ compensation liability fails to pay Premiums to the Association when due, fails to comply with the Plan, Reinsurance Agreement, or Operating Rules, or otherwise fails to comply with the Enabling Act, the Association shall notify the Commissioner and the State Auditor. Revocation of authority to write workers’ compensation insurance by an Insurer or to self-insure automatically terminates membership in the Association. An Insurer may voluntarily withdraw from membership in the Association only upon ceasing to.be authorized by the Commissioner of Commerce to transact workers’ compensation insurance in Minnesota. A Self-insurer may voluntarily withdraw from membership in the Association only when it stops self-insuring its workers’ compensation liability, which voluntary withdrawal is effective on the date determined by the Commissioner of Commerce. Any unpaid Premiums which have been charged to a withdrawing or terminated Member shall be due and payable as of the effective date of withdrawal or termination, as determined by the Commissioner of Commerce. A Former Member shall continue to be bound by the Act, Plan, and any Reinsurance Agreement or Operating Rules.
Ref:  Minn. Stat. § 79.34, subd. 3.
         Plan, Article III.A.l.
Adopted by action of the Board of Directors of the Workers’ Compensation Reinsurance Association on the 14th day of December 2006, and approved by the Minnesota Commissioner of Labor and Industry on the 18th day of December 2006.

WORKERS’ COMPENSATION REINSURANCE ASSOCIATION
By	/s/ Carl W. Cummins III
Carl W. Cummins III
Its President

ATTEST
By	/s/ Cynthia M. Smith
Cynthia M. Smith
Its Secretary

Effective January 1, 2007